UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 11, 2005

Date of Report (Date of earliest event reported)

CAPTARIS, INC.

(Exact Name of Registrant as Specified in Charter)

Washington	0-25186	91-1190085
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10885 N.E. 4th Street, Bellevue, Washington 98004

(Address of principal executive offices) (Zip Code)

(425) 455-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Change in Control Agreements

On March 15, 2005, Captaris entered into change in control agreements with each of David P. Anastasi, President and Chief Executive Officer, Matthias M. Scheuing, Chief Operating Officer, and Peter Papano, Chief Financial Officer (the “Executives”). Pursuant to the terms of their respective agreements, for a defined period following a change in control of Captaris (the “Post-Change in Control Period”), each Executive will continue to be employed in executive positions reasonably commensurate with the most significant position held by the Executive during the 90-day period immediately preceding the date of the change in control. The Post-Change in Control Period is 18 months for Mr. Anastasi and 12 months for Messrs. Scheuing and Papano. During the Post-Change in Control Period, the Executive will be entitled to continued compensation and benefits at levels comparable to pre-change in control levels and reimbursement for all reasonable employment expenses.

If at any time during the Post-Change in Control Period Captaris terminates an Executive’s employment without cause, or the Executive terminates his employment with good reason (as the terms “cause” and “good reason” are defined in the change in control agreement), the Executive will be entitled to:

•	any accrued but unpaid salary,

•	a pro rata portion of the Executive’s annual bonus for the year,

•	any compensation previously deferred by the Executive (together with any accrued interest or earnings),

•	any accrued but unpaid vacation pay,

•	reimbursement of COBRA expenses for the Executive and his family for a period of 18 months for Mr. Anastasi and for a period of 12 months for Messrs. Scheuing and Papano, or until such time as the Executive obtains new health insurance coverage, whichever occurs first,

•	base salary continuation for a period of 18 months for Mr. Anastasi and for a period of 12 months for Messrs. Scheuing and Papano, and

•	one and one-half times the target annual bonus payable for the fiscal year in which the termination occurs for Mr. Anastasi and one times the target annual bonus payable for the fiscal year in which the termination occurs for Messrs. Scheuing and Mr. Papano.

In addition, the Executives will be entitled to immediate vesting of all stock options granted by Captaris that are outstanding as of the date of the change in control and an extension of the post-termination exercise period of all such stock options so that such stock options will be exercisable for a period of one year from the date of termination.

If any payments paid or payable under an Executive’s change in control agreement or otherwise are characterized as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, then the payments will be reduced to the highest amount that may be paid to the Executive without having any portion of any payment treated as an “excess parachute payment.” Captaris may elect, in its sole and absolute discretion, not to apply this reduction under certain circumstances.

Severance Pay Plan

Effective March 15, 2005, the Executives are covered by a severance pay plan sponsored by Captaris. Pursuant to the severance pay plan, the Executives will receive severance pay in the event their employment is terminated by Captaris without cause (as defined in the severance pay plan) or by themselves for good reason (as defined in the severance pay plan). The severance pay consists of two components: first, continuation of base salary for a period of 12 months; and second, a lump sum payment (payable on the date the Executive becomes entitled to severance pay under the plan) equal to the sum of (1) a proportionate share of the Executive’s target annual bonus payable for the fiscal year in which the Executive’s employment terminates

(based on the number of days worked by the Executive during such year), and (2) the Executive’s target annual bonus payable for the fiscal year in which the Executive’s employment terminates. The severance plan also provides for payment of COBRA expenses for a period of 12 months following termination of employment or until such time as the Executive obtains new health insurance, whichever occurs first. In addition, the severance plan provides that Captaris will use commercially reasonable efforts to continue the Executive’s coverage under Captaris’ life, short-term and long-term disability insurance plans for 12 months following termination of employment or until such time as the Executive obtains new life, short-term disability or long-term disability insurance coverage (as applicable), whichever occurs first. If Captaris is unable to continue the Executive’s life, short-term and long-term disability insurance coverage, or it chooses not to do so, then it will make a lump sum payment (payable on the date the Executive becomes entitled to severance pay under the plan) to the Executive in an amount equal to 18 months of the monthly premium for coverage under Captaris’ life, short-term and long-term disability insurance plans. Severance pay will only be paid under the severance pay plan if the Executive’s employment terminates prior to a change in control of Captaris covered by any change in control agreement between the Executive and Captaris and if the Executive executes (and does not revoke) a release of claims satisfactory to Captaris.

Extension of Post-Termination Exercise Period of Certain Options

On March 11, 2005, the Compensation Committee of the Board of Directors approved an amendment to all outstanding options held by the Executives with an exercise price above $4.25 per share. The amendment extended the post-termination exercise period of the options as follows:

•	if the Executive’s employment or service relationship terminates for any reason other than for cause, the Executive may exercise that portion of the option that is exercisable at the time of termination for a period of 12 months (rather than three months) after the date of termination; and

•	if the Executive dies while he has an employment or service relationship with Captaris or within the 12-month period (rather than the three-month period) following termination, the option may be exercised within one year after the date of death, to the extent the Executive would have been entitled to exercise the option.

Item 1.02. Termination of a Material Definitive Agreement

In connection with entering into the change in control agreements and participating in the severance pay plan described in Item 1.01 above, Mr. Anastasi’s Employment Agreement, dated October 26, 2000, as amended (the “Employment Agreement”), and Messrs. Scheuing’s and Papano’s Offer Letters, dated January 18, 2002 and August 22, 2003, respectively (the “Offer Letters”), terminated effective March 15 2005. The Employment Agreement and the Offer Letters provided the following:

•	initial base salaries,

•	an annual bonus based on the achievement of personal and financial objectives,

•	an initial option grant,

•	severance pay to Messrs. Scheuing and Papano in the event their employment with Captaris was terminated without cause and severance pay to Mr. Anastasi in the event his employment with Captaris was terminated without cause (as defined in the Employment Agreement) or he terminated his employment with good reason (as defined in the Employment Agreement),

•	the eligibility of the Executives to participate in such benefit plans as were generally available to Captaris’ executive officers, and

•	relocation benefits for Mr. Papano.

Under the Employment Agreement, the parties agreed that Mr. Anastasi would be employed by Captaris until at least December 31, 2005, with automatic renewals for additional one-year periods unless terminated as provided in the agreement. The Offer Letters provided that Messrs. Scheuing and Papano were employed on an at-will basis. Captaris did not incur any early termination penalties for terminating these agreements.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 11, 2005, John A. Kelley, Jr. tendered his resignation from the Board of Directors of Captaris, Inc., effective on April 1, 2005. Mr. Kelley’s decision to resign is for personal reasons and is not the result of any disagreement with Captaris on any matter relating to the company’s operations, policies or practices. Mr. Kelley has served as a director of Captaris since January 2001.

To fill the vacancy on the Board of Directors created by the resignation of Mr. Kelley, upon the recommendation of the Governance Committee of the Board of Directors, the Board has elected Mark Siefertson to serve as a Class 1 Director, effective April 1, 2005. Mr. Siefertson will also serve as member of the Governance Committee. In accordance with the Bylaws of Captaris, Mr. Siefertson’s term will expire at the company’s 2005 Annual Meeting of Shareholders. Upon the recommendation of the Governance Committee, the Board of Directors has nominated Mr. Siefertson for election to the Board of Directors at the 2005 Annual Meeting as a Class 1 Director, with a term expiring in 2007.

Mr. Siefertson has accumulated over 20 years of technology architecture, systems design, and consulting experience. In 1997, he co-founded Diamond Technology Partners, Inc., which was later merged with Cluster Consulting, a leading European consultancy, creating DiamondCluster International, Inc., a global management consulting firm. While with Diamond, Mr. Siefertson served in various positions including Senior Vice President and Managing Director of the Marketplace Solutions Group, until his retirement from Diamond in June 2001. At Diamond, Mr. Siefertson’s specialty was digital strategy, technology strategy, and technology architecture. His project experience included the design and implementation of complex scalable technologies across a broad range of industries. Prior to founding Diamond, Mr. Siefertson was employed in various positions with Technology Solutions Company, IBM and Electronic Data Systems Corp.

After his retirement from DiamondCluster International, Mr. Siefertson founded Wild Eyed Technology, Inc., a strategy and technology consulting company, and continues to serve as its President and sole employee. Wild Eyed Technology provided strategic and technology consulting services to Captaris in 2004. In exchange for these services, Captaris paid Wild Eyed Technology approximately $13,652, including reimbursable expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Captaris, Inc.

Dated: March 17, 2005	By:	/s/ Peter Papano
Peter Papano
Chief Financial Officer